SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                   /x/

Filed by a Party of than the Registrant   / /

Check the appropriate box:

/ /      Preliminary Proxy Statement

/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

/x/      Definitive Proxy Statement

/ /      Definitive Additional Materials

/ /      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                  Mestek, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

/x/      No fee required.
/ /      Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and
         0-11.

(1)      Title of each class of securities to which transaction applies:

(2)      Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)      Proposed maximum aggregate value of transaction:

(5)      Total Fee paid:

/ /      Fee previously paid with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amounts Previously Paid:

(2)      Form, Schedule or Registration Statement No.:

(3)      Filing Party:

(4)      Date Filed:

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 28, 2002

To The Shareholders of Mestek, Inc.:

         Please take notice that the Annual Meeting of the Shareholders of Mestek, Inc. (the "Company") will be held at the Reed Institute, 152 Notre Dame Street, Westfield, Massachusetts adjacent to the Company's headquarters, on Tuesday, May 28, 2002 at 11:00 a.m. local time, for the following purposes:

         1. To elect a Board of eight (8) Directors for one-year terms, each to hold office until his or her successor is elected and qualified or he or she shall resign or be removed.

         2. To approve the appointment by the Board of Directors of Grant Thornton LLP as independent accountants to audit the books of the Company for the year ending December 31, 2002.

         3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

         Pursuant to the By-Laws of the Company, the Board of Directors has, by resolution, fixed the close of business on April 5, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Enclosed is your copy of the Proxy Statement and the Annual Report of the Company, including the financial statements for the year ended December 31, 2001, which has been mailed to all shareholders. Please refer to it for information concerning the affairs of the Company. The Annual Report does not constitute proxy soliciting material.

         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

                                             By Order of the Board of Directors
                                             Mestek, Inc.

                                             TIMOTHY P. SCANLAN, Secretary
260 North Elm Street
Westfield, Massachusetts
March 29, 2002

                                 GENERAL OFFICES
                              260 North Elm Street
                         Westfield, Massachusetts 01085

                                 March 29, 2002


                                 PROXY STATEMENT
                  FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  May 28, 2002
                                     Tuesday


                     SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy is solicited by and on behalf of the Board of Directors of Mestek, Inc., hereinafter referred to as "Mestek" or the "Company". The cost of the solicitation of proxies will be borne entirely by the Company. Regular employees of the Company may solicit proxies by personal interview, mail or telephone and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record by such persons.

         If a proxy in the accompanying form is duly executed and returned, the shares represented will be voted at the Annual Meeting and where a choice is specified, will be voted in accordance with the specification made. Proxies may be revoked at any time prior to voting by (1) executing and delivering a new proxy to the Secretary of the Company at or before the Annual Meeting, (2) voting in person at the Annual Meeting or (3) giving written notice of revocation to the Secretary of the Company at or before the Annual Meeting.

                                  VOTING RIGHTS

         The shareholders entitled to vote at the Annual Meeting will be those whose names appeared on the records of the Company as holders of its Common Stock at the close of business on April 5, 2002, the record date. As of March 29, 2002, there were issued and outstanding 9,610,135 shares of Common Stock of the Company, 8,721,603 of which are entitled to vote. The Company is not entitled to vote the shares of Common Stock held in the treasury. As of March 29, 2002 there were 888,532 shares of Common Stock held in the treasury. The Company will also not be entitled to vote any shares added to the treasury from March 29, 2002 to the record date.

         Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting, except that, with respect to the election of directors, cumulative voting is permitted. Cumulative voting means that each shareholder is entitled to as many votes as are equal to the number of shares which the shareholder owns multiplied by the number of directors to be elected in the same election and that the shareholder may cast all of such votes for a single nominee for director or may distribute them among two or more nominees, as the shareholder may see fit. There are eight (8) directors to be elected at the Annual Meeting to be held May 28, 2002. Discretionary authority to cumulate votes is solicited by the Board of Directors with respect to the election of directors in those cases in which no direction is made on the proxy card. Therefore, in such elections, unless otherwise indicated on the proxy cards, the votes represented by such proxies will be voted in favor of the nominees listed thereon (unless otherwise indicated) and in favor of Proposal 2.


                              FINANCIAL STATEMENTS

         The Company's audited consolidated financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2001, are included in the Company's 2001 Annual Report to Shareholders which was mailed concurrently with this proxy statement to all shareholders of record. The Annual Report does not constitute proxy soliciting material.


                              SHAREHOLDER PROPOSALS

         Proposals which shareholders wish to present for consideration at the Annual Meeting to be held in 2003 must be received at the Company's General Offices no later than December 31, 2002 in order to be included in the Company's proxy statement relating to such meeting.


                               EXECUTIVE OFFICERS

         The executive officers of the Company in addition to Mr. J.E.Reed, whose biography appears in the section entitled "ELECTION OF DIRECTORS" below, are the following:


James A. Burk              Age 56                    Vice President since 1986.

         Prior to the merger of Mestek, Inc. and Reed National Corp. ("Reed"), Mr. Burk had been a Vice President of Reed since 1975. Mr. Burk had been employed in a number of manufacturing management positions by Reed since 1965. Mr. Burk is the son of E. Herbert Burk, a former Director of the Company.

R. Bruce Dewey    Age 50                  President and Chief Operating Officer
                                                              since 2001.

Mr. Dewey was named President and Chief Operating Officer in September
2001 and was Senior Vice President from 1994 to 2001 and Secretary from 1992 to 2001. Mr. Dewey was General Counsel prior to 1999 and Vice President-Administration prior to 1994. Prior to joining Mestek in 1990, Mr. Dewey was an attorney in private practice in Seattle, Washington most recently with Cairncross, Ragen & Hempelmann from 1987 to 1990. Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Dewey had been Assistant to the President of Reed from 1979 to 1983 and had been affiliated with the Cooper-Weymouth, Peterson division of Reed from 1975 to 1979.


William S. Rafferty            Age 50       Executive Vice President since 2001.

         Mr. Rafferty was Senior Vice President-HVAC Products from 1999 to September 2001, Senior Vice President of Sales and Marketing from 1991 to 1999, and Vice President of Marketing prior to 1991. Prior to joining Mestek in 1990, Mr. Rafferty was Senior Vice President of Sales and Marketing of Taco, Inc., from 1984 to 1990, and held a number of sales and marketing management positions with The Trane Company from 1974 to 1984.


Stephen M. Shea       Age 45            Senior Vice President-Finance since 1994
                                        and Chief  Financial Officer since 1990.

         Mr. Shea was Vice President-Finance prior to 1994. Mr. Shea was Controller of the Company from 1987 to 1990 and was Manager of Corporate Planning from 1986 to 1987, holding the same position at Reed National Corp. from 1985 to 1986. Prior to joining Reed in 1985, Mr. Shea was a Certified Public Accountant with the Hartford, Connecticut accounting firm of Spitz, Sullivan, Wachtel & Falcetta from 1979 to 1985.


                          EXECUTIVE COMPENSATION

         Consistent with the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, there is shown below information concerning the annual compensation (salary, bonus and other) for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2001, 2000 and 1999, of those persons who were at December 31, 2001 (a) the Chief Executive Officer of the Company and (b) the other four most highly compensated executive officers of the Company who were serving in such capacity at December 31, 2001, as determined by the Directors.

                                             SUMMARY COMPENSATION TABLE

         Under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, all suggested columns and headings relating to forms of compensation not offered by the Company have been omitted for presentation in the Summary Compensation Table below.



NAME AND                               ANNUAL                        LONG-TERM
PRINCIPAL POSITION                   COMPENSATION                  COMPENSATION

                                                         Securities
                                                         Underlying
                                                          Options
                                                          Granted      All Other
                       Fiscal  Salary   Bonus     Other (Shares)(3) Compensation
                        Year    ($)     ($)(1)     (2)                 ($) (4)
                       ------  -------  -------   -----  ----------  -----------

John E. Reed            2001    262,000   400,000     -        -          7,914
Chairman of the         2000    262,000   450,000     -        -          7,914
Board and Chief         1999    262,000   662,600     -        -          7,626
Executive Officer (5)

R. Bruce Dewey          2001    199,715   100,000     -      25,000      23,895
President and Chief     2000    174,980   117,500     -        -         23,849
Operating Officer (6)   1999    163,000   108,390     -      25,000      23,667

William S.              2001    184,797    92,975     -        -         27,879
Rafferty, Executive     2000    174,690    93,615     -        -         27,858
Vice President          1999    159,710   131,510     -      25,000      27,671

James A. Burk           2001    115,910    91,350     -        -         32,385
Vice President          2000    112,385   124,620     -        -         36,130
                        1999    109,070   132,810     -       5,000      28,643

Stephen M. Shea         2001    149,760   100,000     -        -         17,577
Senior Vice             2000    136,375    95,000     -        -         17,616
President-Finance       1999    129,620    72,600     -      15,000      17,439





                           NOTES TO SUMMARY COMPENSATION TABLE

(1) Certain executive officers whose corporate responsibilities are applicable to all segments of the Company's business historically have been paid, and in some cases are contractually entitled to be paid, bonuses based on the company-wide profits during each fiscal year (the "Executive Officer Bonus Policy"). Under the Executive Officer Bonus Policy the bonus for an eligible executive officer is equal to the sum of percentages (which may be different for each participant) of the Company's operating profits in excess of a specified return on tangible net worth plus borrowed capital as of January 1 of the fiscal year, after deduction for all other bonuses, on the first $5,000,000 of operating profits for the first tier and in excess of $5,000,000 of operating profits for the second tier. Messrs. J.E. Reed, S.M. Shea and R.B. Dewey were the only participants in the Executive Officer Bonus Policy for 2001 and they are the only executive officers of Mestek eligible to participate under such Policy for 2002. For goals attained in 2001, Messrs. Shea and Dewey were granted special one-time bonuses of $100,000 each. Mr. J.E. Reed is contractually entitled to participate in the Executive Officer Bonus Policy. In 2001, Mr. J.E. Reed was entitled to receive ten percent (10%) under the first tier bonus and five percent (5%) under the second tier bonus. All officers of Mestek, other than those participating under the Executive Officer Bonus Policy in a given year, and certain other key employees involved in the Company's operations, historically have been paid annual bonuses based on the profitability of the individual business units (termed "profit centers" by the Company) to which such persons are assigned and for which they have specific responsibility (the "Key Employee Bonus Policy"). Under the Key Employee Bonus Policy, the bonus for an eligible executive officer is equal to a percentage (which may be different for each participant) of the amount by which the operating profits of such employee's profit centers for such fiscal year exceed a specified return on the average tangible net assets employed by such profit centers. Messrs. Rafferty and J.A. Burk were awarded bonuses under the Key Employee Bonus Policy for 2001 and they are the only executive officers anticipated to be awarded bonuses under such Policy for 2002.

(2) In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation for 1999, 2000 and 2001, which would include the incremental costs to the Company of perquisites and personal benefits paid to any executive officer, are excluded because they are less than $50,000 or less than 10% of the total annual salary and bonus compensation for each of such individuals in the Summary Compensation Table. Such perquisites may include, among others, the compensation attributable to the personal use of a Company automobile and compensation attributable to personal use of club memberships.

(3) In 1996, the Board of Directors recommended, and the shareholders approved, the Mestek, Inc. 1996 Stock Option Plan which provides for the award of up to 500,000 shares of the Company's Common Stock to eligible individuals at the discretion of the Board of Directors. Pursuant to the Plan, several key employees of the Company were awarded stock options under the Plan. Among the executive officers of the Company, Messrs. S.M. Shea, W.S. Rafferty and R.B. Dewey received awards of stock options for 25,000 shares each in 1996. In January 1999, the Board granted stock options for 25,000 shares to each of Messrs. Rafferty and Dewey and for 15,000 shares to Mr. Shea. In March 1999, the Board granted stock options for 5,000 shares to Mr. J.A. Burk. In December 2001, the Board granted stock options for 25,000 shares to Mr. Dewey. After the first year of the awards, the stock options vest over a five year period in equal increments of 20% of the total stock option amount and expire after ten years. All stock options are exercisable at the applicable option price which is equal to the price of the Common Stock as of the grant date, which for the awards in 1996 is $13.75 per share, for the awards in 1999 is $20.00 per share, and for the award in 2001 is $23.25 per share.

(4) In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of All Other Compensation for 1999, 2000 and 2001 include the cost of premiums for life insurance and AD&D having a benefit in excess of $50,000 to which individuals other than the Company are beneficiaries, the costs to the Company of the contributions by the Company to each executive officer under the Company's 401(k) Plan whereby the Company matches each $1.00 of employee contribution with $0.25 up to the first 6% of salary and bonus, the Company's contributions on behalf of each executive officer to the Mestek, Inc. Profit Sharing Plan, whereby the Company contributes three percent (3%) of annual base salary up to the OASDI maximum of $80,400 and six percent (6%) of annual base salary for amounts of compensation in excess of the OASDI maximum of $80,400 (as limited in accordance with the Employee Retirement Income Security Act), and premiums paid by the Company to fund a Supplemental Executive Retirement Plan whereby eligible participants, if they have not forfeited their rights by failing to continue employment with the Company until attaining age 65 (subject to certain change of control provisions), receive (i) a retirement benefit equal to $3,000 or $2,500 (depending upon eligibility) per month for life after retirement from the Company, (ii) a "monthly survivor annuity" benefit upon death equal to half the amount payable under the retirement benefit or (iii) a disability benefit equal to the retirement benefit.

(5) Mr. J.E. Reed is employed under an agreement with the Company which is automatically extended for one-year periods unless either party gives the other sixty (60) days' notice of termination. The contract specifies a certain base salary to be reviewed annually by the Board of Directors of the Company. The base salary under this contract for 2001 was $262,000. The contract provides for continuation of salary for six (6) months in the case of death and for twelve
(12) months, with the contractual bonus, described above, in the case of incapacitation. The contract provides for Mr. J.E. Reed to be furnished with the use of a Company automobile and to be reimbursed for legitimate business expenses.

(6) On September 9, 1999, Mr. Dewey was appointed President and Chief Executive Officer of Simione Central Holdings, Inc., now known as CareCentric, Inc., a company into which MCS, Inc., a wholly-owned subsidiary of the Company was merged on March 7, 2000. The Company, its directors and executive officers hold a significant amount of the voting stock of CareCentric. From September 9, 1999 to October 31, 2001, Mr. Dewey spent approximately 75% of his time handling CareCentric matters and 25% of his time on those of the Company. CareCentric is responsible to Mestek for approximately $137,500 of salary paid for the services performed by Mr. Dewey in 2001. In addition, Mr. Dewey was granted options to purchase shares of CareCentric common stock as follows: 30,000 Incentive Stock Options September, 1999; 25,000 Non-qualified Stock Options November, 2000; and 175,000 Incentive Stock Options November, 2000. Effective November 1, 2001, Mr. Dewey resigned as President and Chief Executive Officer of CareCentric and no longer has day-to-day operating duties at CareCentric, although he remains on the Board as Vice Chairman, an unpaid position.

                              OPTION GRANTS IN 2001

               Number of         Percentage of
               Securities        Total Options  Exercise              Grant Date
               Underlying        Granted to     Price     Expiration   Present
Name           Options Granted   Employees in   ($/Share)    Date      Value(2)
               (1)               2001

R. Bruce Dewey   25,000             100%          $23.25   12/23/11     $259,250

(1) The option listed was granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of the grant, December 24, 2001, pursuant to the Mestek, Inc. 1996 Stock Option Plan. The grant vests in five equal annual amounts beginning one year from the date of grant, December 24, 2002. As of December 31, 2001, no shares under the grant have vested.

(2) Options are valued using a Black-Scholes option pricing model which assumes a historic three-year average volatility of 22.52%, an average dividend yield for the three years ended December 2001, of 0%, a 4.39% risk-free rate of return (based on the ten-year U.S. Treasury note yield for the month of grant), and an expected option life of 10 years. No adjustments are made for risk of forfeiture or non-transferability. Options will have no actual value unless, and then only to the extent that, the Common Stock price appreciates from the grant date to the exercise date. If the grant date present values are realized, total shareowner value will have appreciated since the date of grant by approximately $90.4 million, and the value of the granted options reflected in the table will be approximately 0.28% of the total shareowner appreciation.

                   OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table sets forth information with respect to the executive officers concerning the exercise of options during the last fiscal year and the unexercised options held as of the end of the last fiscal year. There were no options exercised during the fiscal year ended December 31, 2001.


            Number of Securities Underlying    Value of Unexercised In-the-Money
            -------------------------------    ---------------------------------
               Options at Year End 2001         Options at Year End 2001 (1)
               ------------------------         ----------------------------
         Name

                 Exercisable    Unexercisable     Exercisable    Unexercisable

John E. Reed             0                0                 $0            $0

R. Bruce Dewey      40,000           35,000           $302,250       $46,500

William S. Rafferty 40,000           10,000           $302,250       $36,500

Stephen M. Shea     34,000            6,000           $280,350       $21,900

James A. Burk        3,000            2,000            $10,950        $7,300
(1) Dollar values were calculated by determining the difference between the New York Stock Exchange Composite closing price at December 31, 2001 ($23.65 per share), and the exercise price of the options.

                             DIRECTORS COMPENSATION

         Directors of Mestek who are not employees or former employees of the Company were paid in 2001 an annual retainer of $6,000 (paid quarterly), a fee of $1,500 for each Board Meeting attended (including meetings of subsidiary Boards) and a fee of $500 for each meeting of each Committee of the Board of Directors and each Special Assignment attended, or a fee of $1,500 if such Committee meeting or Special Assignment attended is not held in conjunction with a Board Meeting. Mr. S.B. Reed, a director and former officer of the Company, earned $120,000 for consulting services performed for the Company in 2001. Certain members of Mestek's Board of Directors are also members of one or more of the subsidiary Boards.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This report of the Compensation Committee of the Board of Directors of the Company shall not be deemed to be "soliciting material" or subject to Regulations 14A or 14C of the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act") and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document, and shall not otherwise be deemed filed under such Acts. No members of the Compensation Committee are officers or employees of the Company or any of its subsidiaries. The Compensation Committee furnished the following report on Executive Compensation as required under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission.

                                     REPORT

         The Compensation Committee of the Board of Directors (the "Committee"), which consists entirely of non-employee Directors, has the responsibility for fixing the elements of a comprehensive compensation program for the Chief Executive Officer and the executive officers of the Company to provide rewards and create incentives for their performance in maintaining and improving the profitability of the Company and enhancing long-term shareholder value; reviewing the levels of compensation to be paid or granted to the Chief Executive Officer and the executive officers of the Company; and recommending to the full Board of Directors the levels of such compensation to be paid or awarded.

         The Compensation Committee is fully committed to the proposition that the compensation to be paid to the executive officers of the Company should be fashioned in a manner so as to encourage actions by such officers which will promote the long-term growth and enhancement of the intrinsic value of the Company, with a view that the growth of the Company's intrinsic value will ultimately translate into the growth and enhancement of the interests of the shareholders in the Company, and further to provide incentives to the executive officers based on compensation which is linked in part to the financial results of the Company. The Compensation Committee is also mindful of the need to attract and retain individuals possessing the vision and leadership skills necessary to continue the Company's growth into the future. With these propositions in mind, the Compensation Committee has based the compensation of the Company's executive officers upon three pillars: base salary, performance related bonuses based on the financial results of the Company measured against its pre-established business plans, and long-term incentives, including stock options and a supplemental retirement program.

         Base salary. The Compensation Committee annually reviews the annual base salary of the Chief Executive Officer and the recommendations of the Chief Executive Officer of the annual base salary of the Company's other executive officers. The factors upon which the Compensation Committee determines the base salary of the Chief Executive Officer and the Company's other executive officers include the performance in the preceding year in meeting pre-established business plan goals, the extent to which each of the executive officers addressed changing circumstances affecting business plan goals as they arise during the year, and the results of actions taken in response to such circumstances, the level of responsibility within the Company, and the contributions of the Chief Executive Officer and each of the Company's executive officers which will enhance the long range prospects of the Company, but the effects of which may not be immediately apparent. In 2001, the annual base salary of the Chief Executive Officer remained unchanged.

         Annual Bonus Plan. The bonus policies under which the Compensation Committee makes its recommendations to the full Board of Directors regarding performance-based cash bonuses are the Executive Officer Bonus Policy and the Key Employee Bonus Policy. An executive officer participates in only one bonus program.

         The Compensation Committee annually determines the eligible executive officers of the Company for participation in the Executive Officer Bonus Policy. The Compensation Committee also establishes the targets by which the Company's financial performance will be measured for purposes of the Executive Officer Bonus Policy, utilizing a specified rate of return on the Company's net investment in its businesses and adopts any special bonuses or bonus programs for the executive officers. There are two separate tiers in the Executive Officer Bonus Policy for each executive officer participating therein, based on the operating profits of the Company. The first $5,000,000 of operating profits constitute the first tier, and amounts in excess of $5,000,000 of operating profits constitute the second tier. Each participating executive officer is assigned a percentage by the Compensation Committee in both the first and second tier based on their respective levels of performance and responsibility. The percentage of each participating executive officer is applied to the amounts by which the Company's operating profits exceed the specified targets of return on tangible net worth plus borrowed capital as of January 1st of the then current fiscal year, after deduction for all other bonuses and goodwill which are eliminated from net worth for this purpose. The percentages assigned to the Chief Executive Officer are determined by an employment contract with the Company that is reviewed annually by the Committee for amendment and renewal. In 2001, the Chief Executive Officer was entitled to receive ten percent (10%) under the first tier bonus, and five percent (5%) under the second tier bonus. The other executive officers who participated in the Executive Officer Bonus Policy in 2001 were R. Bruce Dewey and Stephen M. Shea. Messrs. Reed, Dewey and Shea are the only executive officers entitled to participate in the Executive Officer Bonus Policy in 2002.

         The Compensation Committee, based on the recommendations of the Chief Executive Officer, also selects executive officers eligible to participate in the Key Employee Bonus Policy, and establishes their respective participation percentage, as well as the targets for the specified return on tangible net assets employed. Each of the participating executive officers is assigned a percentage by the Compensation Committee by reference to his or her level of performance, responsibility and contribution to the profitability of the various business units in which the executive officer is involved. The performance-based bonus earned by the executive officers in the Key Employee Bonus Policy is based on their respective participation percentage in the operating profits of the Company's individual business units in excess of a specified return on tangible net assets employed in such business unit. The specified return targets for the Key Employee Bonus Policy for 2001 vary by business unit, but were generally a twenty percent (20%) return. In 2001, William S. Rafferty and James A. Burk were the executive officers participating in the Key Employee Bonus Policy and they are the only executive officers eligible to participate in 2002.

         As demonstrated in the Summary Compensation Table, the performance-based cash bonuses paid to the Company's executive officers in 2001 are a major portion of their respective total compensation and thus the Compensation Committee's objective, of providing incentives to the Company's executive officers, based in part on the financial results of the Company, has been achieved.

         Other Compensation. The Compensation Committee also relies on several other compensation methods to attract and retain executive talent critical to the Company's operations by granting the opportunity to acquire a proprietary interest in the Company to selected senior executives under the Mestek 1996 Stock Option Plan; by providing a supplemental retirement plan which provides a fixed retirement benefit payable for the life of the participant after he or she reaches age 65, with payments to any surviving spouse or dependent at 50% of the amounts payable during the life of the participant and through a long-term disability benefit; and by providing individual policies for long-term disability insurance under which each of the executive officers may receive a benefit of $3,000 or $2,500 per month (depending upon eligibility) until age 65 in the event of a disability, subject to certain conditions including continued employment with the Company.

         Stock Options granted under the Mestek Inc. 1996 Stock Option Plan, (which has previously been approved by the shareholders) provide incentives to the senior executives receiving such options in maximizing stock price appreciation of the Company's common stock and thereby closely aligning their interests with the long-term interests of the shareholders, and also serves to retain senior executives by vesting in them a proprietary interest in the Company. Option exercise prices are set at 100% of the fair market value on the date of the grant. The options vest in 20% increments annually after one year from the date of the grant, and expire in ten years. The number of shares in each particular stock option is at the discretion of the Compensation Committee and upon the recommendation of the Chief Executive Officer. However, the total aggregate amount of stock options granted under the Mestek, Inc. 1996 Stock Option Plan is limited to 500,000 shares. Options to acquire 90,000 shares under the Plan were granted in 1996. Options to acquire 70,000 shares under the Plan were granted to senior executives in 1999 and options to acquire an additional 15,000 shares were granted to other officers in 1999. Options to acquire 25,000 shares under the Plan were granted to a senior executive by the Company in 2001.

         After considering all of the factors and making recommendations upon the annual base compensation and bonus formulae and percentage participations for the Chief Executive Officer and each of the other executive officers of the Company, the Compensation Committee presents this report to the full membership of the Board of Directors at its December meeting each year. The recommendations of the Compensation Committee for each of 1999, 2000 and 2001 were presented, discussed and voted upon, and approved in an Executive Session of the Board of Directors of the Company, Mr. J.E. Reed abstaining.

         In addition, each year the entire Board of Directors, based upon the recommendation of the Compensation Committee considers the percentage participation of all employees (including the Chief Executive Officer and the other executive officers of the Company) in the Company's Profit Sharing Plan. For the fiscal year ended December 31, 2001, the Compensation Committee recommended and the Board of Directors voted a Company contribution of three percent (3%) of annual base salary for all eligible employees up to the OASDI maximum of $80,400 and a Company contribution of six percent (6%) of annual base salary for all eligible employees for amounts in excess of the OASDI maximum of $80,400 (as limited in accordance with the Employee Retirement Income Security
Act).

DAVID W. HUNTER, Chairman, A. WARNE BOYCE, WILLIAM J. COAD, Members

                             AUDIT COMMITTEE REPORT
         This report of the Audit Committee of the Board of Directors of the Company shall not be deemed to be "soliciting material" or subject to Regulations 14A or 14C of the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act") and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document, and shall not otherwise be deemed filed under such Acts. No members of the Audit Committee are officers or employees of the Company or any of its subsidiaries.

         The Board of Directors has established and maintains an Audit Committee comprised of three of the Company's outside directors, all of whom are independent within the context of the rules of the New York Stock Exchange.

         The Audit Committee acts pursuant to the Company's By-Laws and a written charter which was adopted by the Board of Directors and which is attached to the Proxy Statement as Appendix A. The Audit Committee Charter is reviewed annually by the Audit Committee to determine the charter's adequacy to respond to the issues raised in the course of the Audit Committee's activities. The Audit Committee has acted under its charter.

                                     REPORT

         The Audit Committee met four (4) times regarding the 2001 fiscal year and discussed with the Company's management the interim financial statements of the Company for each applicable reporting period prior to the filing or distribution of such financial statements. The Audit Committee met in February and March 2002 to review and discuss with the Company's management and the independent auditors, together and separately, the audited financial statements of the Company for the fiscal year ended December 31, 2001. Management has the responsibility for preparation of the Company's financial statements, and the independent auditors have the responsibility for examining those statements and expressing an opinion thereon. The Audit Committee's primary responsibility with respect to the Company's financial statements is one of review.

         The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement and Auditing Standards No. 61, titled "Communication with Audit Committees," and received from the independent auditors written disclosures regarding the independence of the independent auditors from the Company as required by Independence Standards Board Standard No. 1, titled "Independence Discussions with Audit Committees." The Audit Committee considered the compatibility of the non-audit services the Company received from its independent auditor and the effect of such engagements on the independence of the independent auditors.

         Based on all of the above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

DAVID M. KELLY, Chairman, WINSTON R. HINDLE, JR., DAVID W. HUNTER, Members




                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The Shareholder Return Performance Presentation shall not be deemed to be "soliciting material" or subject to Regulations 14A or 14C of the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act") and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document, and shall not otherwise be deemed filed under such Acts.

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the common stock of Mestek against the cumulative total return of the S&P Composite 500 Stock Index and the Company's "Peer Group", the S&P Building Materials Index for the period of five
(5) fiscal years commencing December 31, 1996 and ended December 31, 2001. It assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Mestek Common Stock, S&P 500, and S&P Building Materials. Cumulative total return assumes reinvestment of dividends.



                       COMPARATIVE FIVE-YEAR TOTAL RETURNS
                 Mestek, Inc., S&P 500, S&P Building Materials
                     (Performance results through 12/31/01)




Company / Index          Dec 96   Dec 97    Dec 98    Dec 99    Dec 00    Dec 01

MESTEK INC                100     113.64    121.21    122.73    108.80    154.19

S&P 500 INDEX             100     133.36    171.48    207.56    188.66    166.24

BUILDING MATERIALS-500    100     121.71    129.37    103.42     90.96     88.74

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         WESTFIELD, MASSACHUSETTS. Mestek leases several parcels of property and office space in Westfield, Massachusetts from Sterling Realty Trust, as described below. Mestek's corporate headquarters and commercial products manufacturing facilities are leased under two leases corresponding to the two major buildings on the north side of Notre Dame Street, one at a net annual rental of $282,000, which expires on December 31, 2005, and the other at a net annual rental of $76,800, which expires on June 30, 2003. Both leases are payable monthly. Mestek leases its South Complex, including its advertising facility, the Reed Institute training facility and the baseboard manufacturing facility pursuant to a lease which expires December 31, 2008, at a net annual rental of $256,800, payable monthly. Mestek also leases office space for its gas products group and for its controls and software group under three leases in an office building on North Elm Street; one lease which expires on June 30, 2004, at an annual rental of $75,504 and an annual buildout amortization of $51,564 for five years payable monthly, and one lease which expires on September 30, 2005, at an annual rental of $24,640, and an annual buildout amortization of $18,884 for five years, payable monthly. The third lease is on a month-to-month term at an annual rental rate of $21,024. Sterling Realty Trust is a Massachusetts business trust of which John E. Reed, a director of the Company, is the sole trustee and of which Mr. Reed and a Reed family trust are the sole beneficiaries.

         FARMVILLE, NORTH CAROLINA. Mestek leases its Farmville, North Carolina production facility from Rudbeek Realty Corp. ("Rudbeek") pursuant to an amended lease which expires on December 31, 2010, for an annual minimum net base rental of $435,600, payable monthly. Rudbeek is owned by James A. Burk (Vice President of the Company) and certain other members of the Burk family, and a family trust for which John E. Reed, a director of the Company, serves as trustee and of which Stewart B. Reed (Mr. Reed's son and a director of the Company), is a beneficiary.

         SOUTH WINDSOR, CONNECTICUT. Mestek leases its South Windsor, Connecticut facility from MacKeeber Associates Limited Partnership ("MacKeeber"), a Connecticut limited partnership, pursuant to an amended lease for a net annual base rental of $324,600, payable monthly. Such lease expires on December 31, 2004. MacKeeber is owned by John E. Reed and Stewart B. Reed, directors of the Company, and by E.H. Burk and David R. Macdonald, former directors of the Company, as limited partners and John E. Reed as the sole general partner. In 1984, the Connecticut Development Authority issued an Industrial Development Bond in the principal amount of $3,500,000, bearing interest at 72% of the prime rate, with final maturity in 2004. The balance outstanding under the Bond at December 31, 2001 was $425,000. Of the proceeds of issuance of such Bond, $2,650,000 were lent by the Authority to MacKeeber (the proceeds of which loan were used to acquire the South Windsor facility) and $850,000 were lent by the Authority to a former subsidiary of the Company (the proceeds of which loan were used to acquire certain machinery and equipment for use at the South Windsor facility). The Company and MacKeeber have agreed to an unconditional guaranty of the payment of each other's note under the loan agreement. The obligations of the Company under its note have been paid in full.

         CARECENTRIC, INC. As of December 31, 2001, the Company has certain investments in CareCentric, Inc., a Delaware corporation ("CareCentric"). These investments consist of, inter alia, (a) 5,600,000 shares of CareCentric Series B Preferred Stock, (b) 850,000 shares of CareCentric Series C Preferred Stock, (c) Warrants to purchase 995,108 shares of CareCentric common stock at prices ranging from $2.51 to $10.88 that expire on or before July 12, 2003 and (d) options to purchase CareCentric common stock which vest as existing CareCentric options, warrants or conversion rights, held by persons or entities other than the Company, are exercised, at prices ranging from $0.74 to $14.72 per share, approximately 123,400 of which option shares remained outstanding at March 29, 2002. The Company is also a party to an agreement between John E. Reed and CareCentric whereby the Company agreed to participate with Mr. Reed in certain loans advanced to CareCentric under a secured convertible credit facility between Mr. Reed and CareCentric. The Company's current amount of participation under such facility is $1 million and the Company will receive a pro rata share of any payments of principal or interest paid by CareCentric under the facility. Other loans to CareCentric by the Company total $1.059 million. In addition, the payment of a $6.0 million credit facility of CareCentric with Wainwright Bank & Trust Company is guaranteed by the Company. The balance outstanding under such credit facility was $5,572,000 at December 31, 2001. John E. Reed, a director of the Company, is a director of Wainwright Bank & Trust Company. Mr. Reed through his direct ownership of Mestek common stock, and as trustee under various family trusts, has the potential to control a majority of the vote on matters to be voted on by the Mestek shareholders. As a consequence of his direct and indirect ownership of the CareCentric common stock and CareCentric Series D Preferred Stock, and the potential to indirectly control the Company's preferred stock holdings in CareCentric, Mr. Reed has significant control over the total voting power on matters to be voted upon by stockholders of CareCentric. Mr. Reed is Chairman of the Board of Directors of CareCentric, Mr. Dewey, President and Chief Operating Officer of the Company, is Vice Chairman of the Board of Directors of CareCentric, and Mr. Hindle, a director of the Company, is a member of the CareCentric Board of Directors. Until October 31, 2001, Mr. Dewey was President and Chief Executive Officer of CareCentric.

         OTHER CONSIDERATIONS AND RELATIONSHIPS. Mestek, Inc. retained Hunter Associates, Inc. during 2001 to provide brokerage services to the Company in acquiring shares of the common stock of the Company for the Treasury, and proposes to retain that firm during 2002. David W. Hunter, a director of the Company, is Chairman of Hunter Associates, Inc.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Under the proxy rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered as beneficially owned under these proxy rules. The information set forth in this proxy statement concerning beneficial ownership of shares of the common stock of the Company has been received from or on behalf of the persons named. The only persons known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company as of March 29, 2002 are John E. Reed and Stewart B. Reed, both of whom are directors of the Company. The address of each of Messrs. J.E. Reed and S.B. Reed is 260 North Elm Street, Westfield, Massachusetts 01085. The amount and nature of their beneficial ownership is included in the table below.

         The directors of the Company and the executive officers and directors as a group beneficially owned shares of the Company's outstanding Common Stock as follows on March 29, 2002:

                           Amount and nature of                 Percent
Name and beneficial        beneficial ownership                 of Class
-------------------        --------------------                 --------

Directors:
A. Warne Boyce                     3,200                             *
William J. Coad                    3,200                             *
Winston R. Hindle, Jr.             9,000                             *
David W. Hunter                   13,330 (1)                         *
David M. Kelly                     5,000                             *
John E. Reed                   3,297,893 (2)                       37.81%
Stewart B. Reed                2,195,387 (3)                       25.17%

Executive Officers:
James A. Burk                     36,594 (4)                         *
R. Bruce Dewey                    40,307 (5)                         *
William S. Rafferty               41,000 (5)                         *
Stephen M. Shea                   37,000 (6)                         *
All executive officers and
directors as a group
 (11 persons)                  5,681,911                           65.15%

  * less than 1%

(1) Excludes 9,500 shares of common stock held by his spouse to which he disclaims ownership.

(2) Excludes 13,307 shares of common stock held by his wife and 13,307 shares of common stock held by a family trust for which he is not trustee, to which he disclaims ownership. Excludes 1,712,691 shares of common stock held by John E. Reed as trustee for various family trusts, but for which he disclaims beneficial ownership. 1,325,833 of such shares of common stock are, however, included in the shares listed as beneficially owned by Stewart B. Reed per note (3) below. Includes 524,994 shares of common stock owned by Sterling Realty Trust, a Massachusetts trust of which John E. Reed is the trustee and of which he and a family trust are the beneficiaries.

(3) Includes 1,325,833 shares of common stock owned by the Stewart B. Reed Trust, of which Stewart B. Reed is the beneficiary and John E. Reed is the trustee.

(4) Includes 4,000 shares of common stock granted under the Mestek, Inc. 1996 Stock Option Plan, which options are exercisable within 60 days of March 29, 2002.

(5) Includes 40,000 shares of common stock granted under the Mestek, Inc. 1996 Stock Option Plan, which options are exercisable within 60 days of March 29, 2002.

(7) Includes 37,000 shares of common stock granted under the Mestek, Inc. 1996 Stock Option Plan, which options are exercisable within 60 days of March 29, 2002.

                          COMPLIANCE WITH SECTION 16(a)
                         OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company, as well as persons who own more than ten percent (10%) of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2001, all applicable Section 16(a) filing requirements were satisfied.

                            MATTERS TO BE ACTED UPON

1.       Election of Directors

         In accordance with the By-Laws of the Company, the Board of Directors consists of not less than three (3) nor more than fourteen (14) members, as set forth from time to time by the Board of Directors, elected by the shareholders annually, which number was recently set at eight (8). Seven (7) of the current directors will stand for election at the Annual Meeting on May 28, 2002 as will an eighth nominee, Mr. George F. King. The Board of Directors recommends the election of the eight (8) nominees identified below. The proxies named in the accompanying proxy card intend, subject to the discretionary authority to cumulate votes described above, to vote for the eight (8) persons named below, unless otherwise directed by the shareholder on the proxy card. The Board of Directors knows of no reason why any nominee will be unavailable or unable to serve. If any nominee is unable to serve or for good cause will not serve, the persons named as proxies will vote for such other persons as they shall deem to be in the best interest of the Company.

Nominees to be Elected

A. Warne Boyce             Age 72                  Director of Mestek from
                                                 1983 to 1986 and since 1990

         Mr. Boyce has been Chairman and Chief Executive Officer of Microbac Laboratories, Inc., Pittsburgh, Pennsylvania, since 1989 and President since 1969. He is President of an affiliated company Orbeco Analytical Systems, Inc., of Long Island, NY, and Vice Chairman of Southern Testing and Research Laboratories, Inc. of Wilson, NC, also an affiliated company. Mr. Boyce was a Director of Chester Environmental, Inc., a former subsidiary of the Company, from 1985 until 1990. He is a Trustee of the Rhodes Charitable Trust of Pittsburgh, Pennsylvania.

William J. Coad            Age 70                  Director of Mestek since 1986

         Mr. Coad has been President and Chairman of the Board of The McClure Corporation, St. Louis, Missouri, mechanical and electrical engineering consultants, since 1984, and from 1968 until 1984 he served as its Vice President and Director. He was an affiliate Professor of Mechanical Engineering at Washington University in St. Louis, Missouri until his retirement from that position in January 1989. Mr. Coad is also a Director of Mechanical Engineering Data Service, Inc., St. Louis, Missouri, and Exergen Corporation, Natick, Massachusetts. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Coad had been a Director of Reed since 1985.

Winston R. Hindle, Jr.     Age 71                  Director of Mestek since 1994

         Mr. Hindle was Senior Vice President of Digital Equipment Corporation, Maynard, Massachusetts, prior to his retirement in July, 1994. In his 32 years with Digital, he managed both corporate functions and business units and was a member of the Company's Executive Committee. Mr. Hindle is a member of Mestek's Executive Committee. Mr. Hindle serves as a designee of John E. Reed on the board of CareCentric, Inc., an investment of the Company. Mr. Hindle is also a director of Keane, Inc. of Boston, Massachusetts and Clare Corporation of Beverly, Massachusetts.

David W. Hunter            Age 73                  Director of Mestek since 1985

         Mr. Hunter has been Chairman of Hunter Associates, Inc., an investment banking firm in Pittsburgh, Pennsylvania since 1992. From 1990 to 1992 he was Chairman Emeritus of Parker/Hunter, Inc., an investment banking firm in Pittsburgh, Pennsylvania, where he was Chairman from 1978 until 1990. Mr. Hunter is also a Director of Lockhart Companies, Kiene Diesel Accessories, Inc., Justifacts, and Quanterra, Inc. He served as Chairman of the Board of Governors of the National Association of Securities Dealers, Inc. from 1986 to 1987.

David M. Kelly             Age 60                  Director of Mestek since 1996

         Mr. Kelly is currently the Chairman of the Board and Chief Executive Officer of Matthews International Corporation, located in Pittsburgh, Pennsylvania, and also served as President and Chief Operating Officer of Matthews International since 1995. Prior to his employment with Matthews International, Mr. Kelly was employed by Carrier Corporation for 22 years where he held a variety of executive positions, in the United States and in Asia, in marketing, manufacturing and operations. Mr. Kelly received a Bachelor of Science in Physics from Boston College in 1964, a Master of Science degree in Molecular Biophysics from Yale University in 1966, and a Master of Business Administration from Harvard Business School in 1968. Mr. Kelly also serves as a Director of various subsidiaries of Matthews International, Elliott Corporation and the United Way of Allegheny County.

George F. King    Age 63

         Mr. King was most recently President and Chief Executive Officer of Jannock Metal Building Materials Group of Jannock, Ltd., a manufacturer of building products from 1997 to 2001, and was formerly President and Chief Executive Officer of Associated Building Systems, Inc. from 1995 to 1997, and Chairman, President and Chief Executive Officer of Kirby Building Systems, Inc. from 1983 to 1995. Prior to holding these positions, Mr. King held a variety of high managerial positions with several companies in the construction products industry. He was Chairman of the Metal Building Manufacturers Association in 1990 and 1997, and a member of its Executive Committee for a number of years. Mr. King is currently a consultant to the metal building systems fabricating industry. He graduated from the University of Kentucky and received an MBA from the University of Chicago Graduate School of Business.

John E. Reed                 Age 86                Director of Mestek since 1986

         Mr. J.E. Reed is currently Chairman of the Board and Chief Executive Officer of the Company and had been Chairman, President and Chief Executive Officer since 1989, is a member of the Executive Committee and serves on the Boards of the Company's subsidiaries and on the board of CareCentric, Inc., an investment of the Company. From 1986 until 1989 he was President and Chief Executive Officer and prior to the 1986 merger of Mestek, Inc. and Reed National Corp., had been President and Chief Executive Officer of Reed since he founded it in 1946. Mr. Reed is also a Director of Wainwright Bank & Trust Co., Boston, Massachusetts. Mr. Reed is the father of Stewart B. Reed, a director of the Company.

Stewart B. Reed            Age 54                  Director of Mestek since 1986

         Through April 1996, Mr. S.B. Reed was employed as the Executive Vice President of the Company and now serves as a consultant to the Company. He is a member of the Executive Committee. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Reed had been Executive Vice President of Reed in charge of corporate development. Mr. Reed had been employed by Reed since 1970. Mr. Reed is the son of John E. Reed, Chairman of the Board and Chief Executive Officer of the Company.


     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE EIGHT NOMINEES LISTED ABOVE AS DIRECTORS.


                                            BOARD MEETINGS AND COMMITTEES

         During the calendar year of 2001 the Board of Directors held four (4) meetings. All directors were present at the meetings, except Mr. Stewart Reed and Mr. Warne Boyce who each were excused from one meeting.

         The Board of Directors has four (4) standing committees: Audit, Compensation, Executive and Nominating.

Audit Committee

         The Audit Committee's responsibilities are as set forth in its Charter adopted in February, 2000, and amended February 27, 2002, and attached to this Proxy Statement as Appendix A. The Audit Committee held four (4) meetings and consulted with each other and management as necessary to discharge its duties throughout 2001. Please see the report of the Audit Committee set forth in this Proxy Statement. The current members of the Audit Committee are Messrs. Kelly (Chairman), Hindle and Hunter.

Compensation Committee

         The Compensation Committee is responsible for reviewing the salary of the Chief Executive Officer and the executive officers of the Company and recommending to the Board of Directors the amount of salary to be paid, the bonus formulae and other compensation for the Chief Executive Officer and the executive officers of the Company. Please see the report of the Compensation Committee set forth in this Proxy Statement. The Compensation Committee met in December, 2001 to consider and recommend compensation matters to the Board of Directors. The current members of the Compensation Committee are Messrs. Hunter (Chairman), Coad and Boyce.

Executive Committee

         To the extent permitted by the laws of the Commonwealth of Pennsylvania, the Executive Committee has and may exercise all the powers and authorities of the Board of Directors as follows: (a) to take action on behalf of the Board of Directors during intervals between regularly scheduled meetings of the Board of Directors if it is impracticable to delay action on a matter until the next regularly scheduled meeting of the Board of Directors, and (b) to take action on all matters of the Company that have been delegated for action by the Board of Directors. The Executive Committee meets from time to time, irregularly, and consults with each other and management as necessary to discharge its duties. The current members of the Executive Committee are Messrs. J.E. Reed (Chairman), Hindle and S.B. Reed.

Nominating Committee

         The Nominating Committee's responsibilities include (a) evaluating and recommending nominees for election as directors to the Board of Directors, (b) recommending to the Board of Directors criteria for membership on the Board, and
(c) proposing nominees to fill vacancies on the Board of Directors as they occur. The Nominating Committee consulted with each other and management as necessary to discharge its duties during the last twelve months. The current members of the Nominating Committee are Messrs. Boyce (Chairman) and Hunter. In selecting candidates for election to the Board of Directors at future annual meetings of shareholders, the Nominating Committee will consider prospective candidates whose names have been submitted by shareholders. Such submissions should be in writing and directed to the Secretary of the Company at 260 North Elm Street, Westfield, Massachusetts 01085.

2.       Approval of Appointment of Independent Public Accountants

         The Board of Directors of the Company has voted to appoint the accounting firm of Grant Thornton LLP as independent public accountants to audit the financial statements of the Company for the year ending December 31, 2002 and recommends that the shareholders of the Company approve such appointment at the Annual Meeting of the Company. Although approval by the shareholders of the appointment of independent public accountants is not required, the Company has followed the practice of submitting such appointment for approval by the shareholders. The persons named in the accompanying proxy card intend, subject to the discretionary authority above, to vote FOR the Approval of the Appointment of Grant Thornton LLP. If such approval is not obtained, the Board of Directors of the Company will reconsider its appointment of Grant Thornton LLP. A representative of Grant Thornton LLP has been invited and is expected to be present at the Annual Meeting where he or she will have an opportunity to make a statement if he or she desires, and he or she will be available to respond to appropriate questions.

                                           PRINCIPAL ACCOUNTING FIRM FEES

         The following table sets forth the aggregate amounts invoiced to the Company for the fiscal year ended December 31, 2001 by the Company's principal accounting firm, Grant Thornton LLP:

Audit fees:                                                   $196,015
Financial Information System
      Design and Implementation Fees:                         $      0
All other fees:                                               $625,467 *
                                                              --------
Total:                                                        $821,482

*Includes a one-time fee of $600,000 paid with respect to Grant Thornton's efforts as Mestek's investment advisor in the disposition of the Company's former subsidiary, National Northeast Corporation.

          THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

3.       Other Matters

         No business other than that set forth in the attached Notice of Annual Meeting is expected to be acted upon, but should any other matters requiring a vote of shareholders be properly brought before the Annual Meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy card will vote thereon according to their best judgment in the interest of the Company.

                                  VOTE REQUIRED

         The Company's By-Laws provide that the presence of the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the Annual Meeting, present in person or represented by a proxy, shall constitute a quorum for the Annual Meeting and that the vote of the shareholders who hold a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote will decide any question brought before the Annual Meeting, unless otherwise provided by statute or the Company's Restated Articles of Incorporation or By-Laws.

         The nominees for election as directors of the Company at the Annual Meeting who receive the greatest number of votes cast will be elected as directors for the eight (8) positions on the Board of Directors of the Company to be filled. The appointment of the independent accountants will be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

         Where the quorum requirement set forth above is met, broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent accountants because the matters to be acted upon are routine matters for which brokers have the discretion to vote on behalf of beneficial owners in the absence of instructions from beneficial owners. Abstentions will have no effect on the outcome of such election, but will have the same effect as a negative vote with respect to the ratification of the appointment of the independent accountants.

March 29, 2002                                     MESTEK, INC.

                                                                     Appendix A
                                  MESTEK, INC.
                                 AUDIT COMMITTEE
                     CHARTER OF DUTIES AND RESPONSIBILITIES
                            February 27, 2002 REVISED

The Audit Committee is a standing committee of the Mestek, Inc. Board of Directors. The committee is comprised of three independent Directors and holds a minimum of two scheduled meetings during each calendar year.

The principal responsibilities of the Audit Committee are:

(1) To make recommendations to the Board of Directors regarding the engagement of the Company's independent auditors after reviewing management's evaluation and recommendation of the auditors and their independence, and to review the arrangements for and scope of the independent audit and the fees proposed for such audit, as well as the scope of additional non-audit services.

(2) To review the results of the audit engagement with the independent auditors, their comments on the Company's system of internal control and their management letter.

(3) To review with the Company's management and the independent auditors the accounting principles applied in financial reporting, and to review and approve any major policy changes affecting the Company's financial presentation.

(4) To review and approve the annual internal audit plan and to review the results of internal audits and comments on the company's system of internal controls and compliance therewith.

(5) To report activities of the Audit Committee to the Board of Directors and make such recommendations and findings concerning any audit or related matters as it deems appropriate.

(6) To meet annually with the independent auditors to discuss any issues that the Audit Committee and/or the independent auditors wish to address in the absence of Company Management.

(7) To maintain final approval authority over any proposed terminations of members of the Internal Audit staff.

The members of the Audit Committee are not employees of the Company and, in the opinion of the Board of Directors are free of any relationship that would interfere with the exercise of independent judgment as a member of the Audit Committee.

The Audit Committee represents the Board of Directors, discharging its responsibility of oversight of the financial reporting process by carrying out the above functions. The existence and activities of the committee, however, does not alter the roles and responsibilities of the Company's management and the independent auditors with respect to the accounting and internal control functions and financial statement presentation.